Exhibit 10.21

2 December 2014

Rolf Stahel

Neatham

Sleepers Hill

Winchester

S022 4NB

RE:	New Amended Terms of Appointment

Dear Rolf,

We hereby confirm that, with your agreement, the Terms of Appointment set out in the agreement between yourself and Midatech Limited dated 15 April 2014 (“Terms”) be and hereby transferred to Midatech Pharma PLC with immediate effect and with the following amendments:

The provisions of clause 3 (Restricted Shares) of the Terms be amended as follows regarding the provisions of the vesting criteria namely:

•	the reference in the Terms regarding the market capitalisation for the second and third tranches in relation to the Restricted Shares in Clause 3 shall be amended so that the words “on an Initial Public Offering” are to be removed and replaced with the words “a target measured by the average market capitalisation on any public market over a 30 day period”, and that the trade sale and/or valuation measures, whilst subject to such value hurdle, shall not require a 30 day period average.

•	the market capitalisation calculations shall be amended to refer to in the second tranche “subject to an increase in share price to at least 333 pence and with a market capitalisation of at least £184.7m” and the third tranche amended to “subject to an increase in share price to at least 333 pence and with a market capitalisation of at least £240.9m”.

In all other respects, save for the “Company” as defined in the Terms to be deemed to be a reference to Midatech Pharma PLC, the Terms shall continue to have effect.

Yours sincerely,

/s/ Dr. James Phillips

Director

Midatech Parma PLC

I agree to the terms set out above

/s/ Rolf Stahel
Rolf Stahel

Dated December 2014

The transfer of the Terms to Midatech Pharma PLC is agreed

/s/ Rolf Stahel
Director - Midatech Limited

Dated December 2014